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Exhibit 99.1
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September 29, 1998

EATON TO TAKE CHARGE OF $50 MILLION TO RESTRUCTURE
SEMICONDUCTOR EQUIPMENT OPERATIONS

CLEVELAND, OHIO . . . Eaton Corporation (NYSE:ETN) today said it will take a non-recurring, pre-tax charge against third quarter earnings of $42 million, or 38 cents a share, as it continues to restructure its Semiconductor Equipment Operations (SEO).

The company also expects to have additional charges relating to the SEO restructuring in the fourth quarter and in the first quarter of 1999 of approximately $4 million in each quarter.

The restructuring will include the layoff of an additional 475 of the SEO worldwide workforce, bringing to 1,050, or 42%, the number of employees laid off as a result of declining global markets for the equipment that manufactures semiconductor chips.

Stephen R. Hardis, Chairman and Chief Executive Officer said, "On September 1 we said that we were studying additional actions required to stem the losses in our semiconductor equipment business, while maintaining support for critical new product programs. Today's actions are intended to do that.

"These decisions are painful and it is small consolation that such restructuring actions are being implemented throughout the industry," he said. "However, until we are confident that we have reestablished profitability, and an upturn has begun, we must remain focused on our objective of achieving a breakeven at current volumes. We have been forced to make some very difficult choices. It is our intent, however, to continue our technical leadership, and by doing so bring the very dynamic and demanding semiconductor industry the best possible solutions to their need for continuing design, quality and productivity improvements."

The company said it will close its ion implant equipment manufacturing facility in Austin, Texas and transfer production to Beverly, Massachusetts. Approximately 200 of the 239 people currently employed in Austin will be permanently laid off. The remaining employees will be offered positions in Beverly, where SEO will continue to develop and manufacture state of the art ion implant equipment for the semiconductor industry. Phase-out of the Austin plant will begin immediately and be concluded by March 1, 1999. The balance of the workforce reductions will occur at SEO operations around the world.

The company said that management of SEO's Thermal Processing Systems business, located in Peabody, Massachusetts, will be merged into the Fusion Systems Division, located in Rockville, Maryland, and its Flat Panel Equipment business will be merged into SEO's Implant Systems Division. The latter two are located in Beverly.

In addition to the costs associated with the headcount reduction, the $50 million charge also includes asset write-downs and other restructuring charges.

The forward-looking statements in this news release should be used with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company. Important factors which could cause actual results to differ materially from those in the forward-looking statements include changes in global economic conditions and the market for semiconductor capital equipment.






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SEO provides integrated process solutions for the semiconductor manufacturing industry. Its equipment, which includes ion implanters, rapid thermal processors and fast ramp vertical furnaces, photoresist strip and photostabilization equipment, and flat panel display ion implanters, is used in state of the art integrated circuit manufacturing worldwide. Since 1978, Eaton's Implant Systems Division has been a market leader in the manufacture of high current, medium current and high energy ion implantation equipment.

Eaton Corporation is a global manufacturer of highly engineered products which serve industrial, vehicle, construction, commercial and semiconductor markets. Principal products include electrical power distribution and control equipment, truck transmissions and axles, engine components, hydraulic products, ion implanters and a wide variety of controls. Headquartered in Cleveland, the company has 49,000 employees and 150 manufacturing sites in 25 countries around the world. Sales for 1997 were $7.6 billion.